Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2021 (except for Note 4 as to which the date is May 7, 2021), in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-251433) and related Prospectus of QuantumScape Corporation for the registration of 321,274,976 shares of its Class A common Stock and warrants to purchase 6,650,000 shares of its Class A Common Stock.

/s/ Ernst & Young LLP

Redwood City, California

May 10, 2021